EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 17th day of February 2006 by and between Memory Pharmaceuticals Corp., a Delaware Corporation (the “Company”), and Tony Scullion (hereinafter referred to as “you” or “your”). This Agreement shall supersede your prior Employment Agreement with the Company dated July 2, 2001 and the amendments thereof dated August 6, 2001 and March 4, 2002.

1. Positions. Your positions will be Chairman of the Board of Directors and an employee of the Company. Your responsibilities associated with those positions shall be governed by the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as in effect from time to time, and shall be subject to all applicable rules, regulations and procedures.

Your responsibilities as an employee of the Company shall include, but will not be limited to, providing advice relating to business and strategic development and such other responsibilities as may be assigned by the Company from time to time, which may be performed at such other location as mutually agreed You agree to devote an average, over the Term (as defined below), of approximately eight (8) to twelve (12) hours per week to these activities.

The Company will reimburse you for all reasonable home office expenses incurred by you in the course of the performance of services hereunder.

You agree not to engage in any activities outside of the scope of your employment that would detract from, or interfere with, the fulfillment of your responsibilities or duties under this Agreement or that would violate the Confidentiality and Noncompetition Agreement dated September 4, 2001 and signed by you on July 5, 2001 (“Confidentiality Agreement”).

2. Starting Date/Nature of Relationship. Your employment under this Agreement will start on February 17, 2006 (the “Start Date”) and shall continue until January 31, 2007 (the “Term”). At the conclusion of the Term, unless both parties mutually agree to extend your employment, your employment shall end if not terminated earlier in accordance with the provisions below. You agree to tender your resignation from the Company’s Board of Directors (the “Board”) immediately upon the earliest to occur of (i) the conclusion of the Term, (ii) the termination of your employment by you, or (iii) the termination of your employment by the Company with Cause (as defined below). In the event your employment is terminated by the Company without Cause, at the request of the Board, you agree to resign as Chairman of the Board effective upon the date of such termination without Cause; however, you shall have the right to remain as a director of the Company for the remainder of the Term. The parties may agree to renew this Agreement beyond the Term in writing; however, such renewal shall not be automatic.

3. Compensation. Your base salary will be at the gross semi-monthly rate of $8,333.33, less applicable deductions.

4. Benefits.

(a) You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan.

(b) The Company will pay the 2006 premium in the approximate amount of $14,530 per year relating to your existing life insurance policy.

(c) The Company shall provide you with tax preparation for the years 2005 and 2006 in an amount up to $12,000 per year.

(d) The Company shall reimburse you for up to $5,000 for legal fees incurred by you in connection with this Agreement.

5. Termination.

(a) The Company may terminate the employment relationship without Cause (as defined below) upon thirty (30) days’ notice. Upon termination by the Company without Cause during the Term, or in the event of your death or disability after such termination during the Term, (i) you will continue to receive an amount equal to your base salary, less applicable deductions payable in accordance with standard payroll procedures, that you otherwise would have received during the balance of such Term of employment, (ii) the Company shall make the payments set forth in paragraph 4(b) and (c) above. You shall not be entitled to any further payments or benefits, except as described herein.

(b) The Company may terminate the employment relationship at any time during the Term with Cause. You shall not be eligible for any further compensation or Company paid benefit continuation if this Agreement is terminated by the Company for Cause prior to the conclusion of the Term. For the purpose of this paragraph, “Cause” shall be defined as (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any fraud, embezzlement or deliberate disregard of a significant rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement.

(c) You may terminate the employment relationship during the Term upon thirty (30) days’ written notice to the Company’s President and Chief Executive Officer. If you terminate the employment relationship at any time prior to the conclusion of the Term, the Company will pay you within two weeks of such termination, your current base salary earned through the termination date plus any expenses. You shall not be entitled to any further payments or benefits, except as described herein.

(d) The Company agrees that at present, under the terms of your stock options, you have the right to exercise such options at any time up to three (3) months following your termination of employment or ceasing to serve as a director, whichever shall occur later. At any time (i) prior to the termination of your employment at the conclusion of the Term, or by you during the Term, or (ii) within thirty days following termination of your employment by the Company without Cause during the Term, the Company shall, upon your written request, extend the period during which you may exercise your stock options for such additional period as shall then be allowable under applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended and recodified), provided, however, that such period shall not exceed the end of the calendar year during which such stock options otherwise would expire (the “Extension Request”). You hereby acknowledge that it is your responsibility to seek and obtain the advice of your tax professionals prior to requesting an extension hereunder, and that the Company shall have no obligation to advise you regarding the tax consequences to you of any extension.

(e) Upon termination of your employment by the Company without Cause during the Term, the Company shall pay your portion of the COBRA payment for your continued group health benefits for the balance of such Term, which shall count towards the benefit continuation period required by applicable law. The remainder of the benefit continuation period shall be at your own expense. If you obtain alternate coverage during any period of Company paid benefit continuation, you are required to notify the President and Chief Executive Officer of the Company in writing within thirty (30) days thereof and such Company paid benefit continuation shall terminate immediately. Upon termination of your employment (i) by the Company with Cause during the Term, (ii) by you during the Term, or (iii) at the conclusion of the Term, you will be eligible for benefit continuation at your own expense consistent with applicable law.

(f) All payments and benefits provided pursuant to this Agreement, including but not limited to paragraph 5 (but excluding the last sentence of subparagraph 5(e) and the first sentence of paragraph 7, are conditioned upon your execution and non-revocation of a General Release substantially in the form attached hereto as Exhibit A at the time of termination. Your refusal to execute a General Release shall constitute a waiver by you of any and all benefits referenced in this paragraph. In addition, the Company will not be obligated to continue any such payments to you under this paragraph in the event you materially breach the terms of the Confidentiality Agreement.

6. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Your previously executed Confidentiality Agreement is hereby reaffirmed and shall remain in full force and effect during and following the termination of your employment.

7. Indemnification. Both during the Term and thereafter, the Company shall continue to honor all of its indemnification obligations to you, in your capacity as a current or former director and officer of the Company, whether such indemnification obligations arise pursuant to the Company’s certificate of incorporation, bylaws or otherwise. The Company shall maintain in effect for a minimum of five years from the date hereof the current directors’ and officers’ liability insurance policies which are then maintained by the Company, provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable.

8. General.

(a) This Agreement, together with the Confidentiality Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral, including your prior Employment Agreement with the Company dated July 2, 2001 and the amendments thereof dated August 6, 2001 and March 4, 2002. Any applicable stock option agreements shall remain in full force and effect.

(b) This Agreement shall be governed by the law of the State of New Jersey. In the event of any legal proceedings relating to this letter agreement and/or the subject matter thereof, the parties consent to the exclusive jurisdiction of the courts located in the State of New Jersey. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO HAVE A JURY TRIAL.

(c) This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company’s assets.

By: /s/ James R. Sulat

Name: Title:	James R. Sulat President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Tony Scullion

Tony Scullion

Date: February 17, 2006

EXHIBIT A
FORM OF GENERAL RELEASE

1. For and in consideration of the payments and other benefits described in the Employment Agreement dated as of February 17, 2006 (the “Employment Agreement”), by and between Memory Pharmaceuticals Corp. (the “Company”), and Tony Scullion (the “Employee”) and for other good and valuable consideration, Employee hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to Employee’s employment with the Company, Employee’s separation from employment with the Company or derivative of Employee’s employment, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this General Release. Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Employee’s employment by and the termination of Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

2. Employee acknowledges that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other compensation, wages, bonuses, and/or benefits are due to him.

3. It is understood that this General Release is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

4. Employee understands that the consideration provided to him under the terms of the Agreement or otherwise does not constitute an admission by the Company that it has violated any law or legal obligation.

5. Employee agrees, to the fullest extent permitted by law, that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of his signature. Employee represents and warrants that he has not done so as of the effective date of this General Release. Notwithstanding the foregoing agreement, representation and warranty, if Employee violates any of the provisions of this paragraph, Employee agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Employee from (1) enforcing the terms of the General Release Agreement; (2) challenging the validity of this General Release; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

6. Employee further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims he has waived.

7. Employee acknowledges and agrees that Employee has read this General Release carefully, and acknowledges that he has been given at least twenty one (21) days from the date of receipt of this General Release to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this General Release. Employee fully understands that, by signing below, Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Employee will have seven (7) days from the date he signs this General Release to revoke it by notifying the Company in writing (to the attention of the President and Chief Executive Officer) prior to expiration of the seven (7) day period.

8. Employee agrees to keep confidential all information contained in this General Release and relating to this General Release, except (1) to the extent the Company consents in writing to such disclosure; (2) if Employee is required by process of law to make such disclosure and Employee promptly notifies the Company of his receipt of such process; or (3) because Employee must disclose certain terms on a confidential basis to his financial consultant, attorney or spouse.

9. This Agreement and the Employment Agreement constitute and contain the complete understanding between Employee and the Company with respect to the subject matter addressed herein, and supersede and replace all prior negotiations and all agreements, if any, whether written or oral, concerning the subject matter of this Agreement, except for the Confidentiality and Noncompetition Agreement dated September 4, 2001 and signed by you on July 5, 2001, which is hereby reaffirmed, remain in full force and effect and is not in any way diminished by this General Release.

10. This General Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release.

11. This General Release is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties. The parties have executed this General Release with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

12. By signing this General Release, Employee acknowledges that: (1) he has read this General Release completely; (2) he has had an opportunity to consider the terms of this General Release; (3) he has had the opportunity to consult with an attorney of his choosing prior to executing this General Release to explain this General Release and its consequences; (4) he knows that he is giving up important legal rights by signing this General Release; (5) he has not relied on any representation or statement not set forth in this General Release; (6) he understands and means everything that he has said in this General Release, and he agrees to all its terms; and (7) he has signed this General Release voluntarily and entirely of his own free will.

Date Date	Tony Scullion Memory Pharmaceuticals Corp. By:

Subscribed to and Sworn before me
this            day of      , 200_

NOTARY PUBLIC